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                                  EXHIBIT 11.1

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                         BIOMET, INC. AND SUBSIDIARIES

                for the years ended May 31, 1997, 1996 and 1995
                   (in thousands, except earnings per share)

                              ___________________


Computation of EPS based on simple capital structure without regard to common stock equivalents:

                                                                1997                     1996                    1995
                                                                ----                     ----                    ----
    Net income applicable to common shares                  $106,454                  $94,106                 $79,200

    Weighted average number of shares
    outstanding during the year                              113,765                  115,461                 115,459

    Primary earnings per common share                           $.94                     $.82                    $.69



Computation of EPS using stock options as common stock equivalents:

A computation of EPS using stock options is not presented since their inclusion would not result in a different earnings per share amount for the years ended May 31, 1997, 1996 and 1995.